Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 15, 2021, relating to the consolidated financial statements of Rock Ridge Royalty Company LLC appearing in the Current Report on Form 8-K of Sitio Royalties Corp. dated July 15, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

November 14, 2022